FOR IMMEDIATE RELEASE

Medtronic and DaVita announce new kidney health technology company
Companies join forces to accelerate kidney care device innovation and improve patient outcomes

DUBLIN and DENVER – May 26, 2022 – Medtronic plc (NYSE: MDT) and DaVita Inc. (NYSE: DVA) today announced the intent to form a new, independent kidney care-focused medical device company (“NewCo” or “the Company”) to enhance the patient treatment experience and improve overall outcomes.

By bringing together Medtronic’s capabilities as a healthcare technology leader and DaVita’s deep expertise as a comprehensive kidney care provider, NewCo will be uniquely positioned to advance the development of differentiated therapies for patients with kidney failure. The Company will focus on developing a broad suite of novel kidney care products and solutions, including future home-based products, to make different dialysis treatments more accessible to patients.

“This is an exciting moment that will shape the future of kidney care,” said Ven Manda, president of Medtronic’s RCS business and NewCo’s CEO upon close. “Our singular focus on end-to-end kidney health solutions will position this new company to make a measurable difference in the lives of more than three million patients with kidney failure globally—a figure expected to double over the next decade.”

“We’re excited to collaborate with Medtronic and share our deep insight into patient and physician needs with the goal of accelerating the development and commercialization of scalable kidney care technologies,” said Javier Rodriguez, CEO for DaVita. “DaVita is committed to best-in-class solutions that improve outcomes, access and the quality of life of our patients, and this is another way to provide more options to the market.”

Under the terms, NewCo will be co-owned by Medtronic and DaVita, each with equal equity stakes, and led by an independent management team. Medtronic will contribute its Renal Care Solutions (RCS) business including the current product portfolio (renal access, acute therapies, and chronic therapies), product pipeline, and global manufacturing R&D teams and facilities. No other Medtronic products or portfolios, including those in the AV access portfolio in the Peripheral Vascular Health business, are included. Both companies will provide an initial investment to fund NewCo and future certain operating capital.

NewCo, which will be renamed and rebranded at close, will operate as an independent company governed by a six-person board of directors composed of two directors each from Medtronic and DaVita, and two independent directors.

The transaction is expected to close in the next calendar year, subject to the completion of the information and consultation obligations with employee representative groups under applicable laws and receipt of customary regulatory approvals and satisfaction of customary closing conditions.

About Medtronic
Bold thinking. Bolder actions. We are Medtronic. Medtronic plc, headquartered in Dublin, Ireland, is the leading global healthcare technology company that boldly attacks the most challenging health problems facing humanity by searching out and finding solutions. Our Mission — to alleviate pain, restore health, and extend life — unites a global team of 90,000+ passionate people across 150 countries. Our technologies and therapies treat 70 health conditions and include cardiac devices, surgical robotics, insulin pumps, surgical tools, patient monitoring systems, and more. Powered by our diverse knowledge, insatiable curiosity, and desire to help all those who need it, we deliver innovative technologies that transform the lives of two people every second, every hour, every day. Expect more from us as we empower insight-driven care, experiences that put people first, and better outcomes for our world. In everything we do, we are engineering the extraordinary. For more information on Medtronic (NYSE:MDT), visit www.Medtronic.com and follow @Medtronic on Twitter and LinkedIn.

About DaVita
DaVita (NYSE: DVA) is a comprehensive kidney care provider focused on transforming care to improve the quality of life for patients globally. The company is one of the largest providers of kidney care services in the U.S. and has been a leader in clinical quality and innovation for more than 20 years. DaVita is working to help increase equitable access to care for patients at every stage and setting along their kidney health journey—from slowing progression of kidney disease to streamlining the transplant process, from acute hospital care to dialysis at home. As of December 31, 2021, DaVita served 203,000 patients at 2,815 outpatient dialysis centers in the U.S. The company operated an additional 339 outpatient dialysis centers in ten countries worldwide. DaVita has reduced hospitalizations, improved mortality and worked collaboratively to propel the kidney care community to adopt an equitable, high-quality standard of care for all patients, everywhere. To learn more, visit DaVita.com/About.

This press release contains forward-looking statements within the meaning of the federal securities laws. All such statements in this press release, other than statements of historical fact, including, without limitation, statements about the anticipated effects of the transaction and the timing of closing, are forward-looking statements. Words such as "expect," "intend," "will," "plan," "anticipate," "may," "believe," "continue," and similar expressions are intended to identify forward-looking statements. Each of DaVita and Medtronic base their respective forward-looking statements on information available to it on the date of this report and undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may otherwise be required by law. Actual results and other events could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the risk factors set forth in the reports on Form 10-K and Form 10-Q filed by DaVita or Medtronic, as applicable, and the other risks and uncertainties discussed in any subsequent reports that DaVita or Medtronic, as applicable, files with the Securities and Exchange Commission from time to time.

CONTACTS

Medtronic Contacts:
Erika Winkels	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-526-8478	+1-763-505-4626

Davita Contacts:
Halie Peddle
Public Relations	Investor Relations
+1-303-550-6349	IR@davita.com

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